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                                                                     Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           TRANSWORLD HEALTHCARE, INC.

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

         TRANSWORLD HEALTHCARE, INC., a New York corporation (the
"Corporation"), hereby certifies as follows:

         FIRST:  The name of the Corporation is "Transworld Healthcare, Inc."

         The name under which the Corporation was formed is United States Home Health Care Corp.

         SECOND: The date the Corporation's certificate of incorporation was filed with the Department of State is November 30, 1981.

         THIRD: The amendments of the certificate of incorporation effected by this certificate of amendment are as follows: (i) to change the name of the Corporation to Allied Healthcare International Inc.; (ii) to increase the number of authorized shares of capital stock from forty-two million (42,000,000), of which forty million (40,000,000) are designated Common Stock and two million (2,000,000) are designated Preferred Stock, and all of which have a par value of $.01 per share, to seventy two million (72,000,000), of which sixty two million (62,000,000) shall be designated Common Stock and ten million (10,000,000) shall be designated Preferred Stock, and all of which shall have a par value of $.01 per share; and (iii) to eliminate provisions of the certificate of incorporation requiring supermajority approval by the board of directors of the Corporation for certain actions.

         FOURTH: Article FIRST of the certificate of incorporation, relating to the name of the Corporation, is hereby amended to read as follows:

                  "FIRST: The name of the Corporation is Allied Healthcare International Inc."

         FIFTH: The first paragraph of Article FOURTH of the certificate of incorporation, relating to the aggregate number of shares which the Corporation shall have authority to issue, is hereby amended to read as follows:

                  "FOURTH: The aggregate number of shares of all classes which the Corporation shall have authority to issue is 72 million shares, divided into two classes, of which 62 million shares shall be designated Common Stock, with a par value of $.01 per share, and 10 million shares shall be designated Preferred Stock, with a par value of $.01 per share."

         SIXTH: Article ELEVENTH of the certificate of incorporation, which requires supermajority approval by the board of directors of the Corporation for certain actions, is hereby deleted in its entirety.




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         SEVENTH: The foregoing amendments were authorized and approved by the consent in writing of all of the members of the board of directors of the Corporation followed by the vote of a majority of the holders of all of the issued and outstanding shares of the Corporation entitled to vote on such amendments in accordance with the provisions of Section 803(a) of the Business Corporation Law of the State of New York.

         IN WITNESS WHEREOF, Transworld Healthcare, Inc. has caused this certificate to be signed by John B. Wynne, its Vice President and Chief Financial Officer, on the 7th day of June, 2002.


                                          TRANSWORLD HEALTHCARE, INC.


                                          By: /s/ John B. Wynne
                                              ------------------------------
                                              Name:  John B. Wynne
                                              Title: Vice President and
                                                     Chief Financial Officer


















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